Exhibit 99

Latham Group, Inc. Reports Second Quarter Fiscal 2023 Financial Results

Tightens Fiscal 2023 Guidance Range for Net Sales and Adjusted EBITDA

LATHAM, N.Y. – August 8, 2023– Latham Group, Inc. (“Latham” or “the Company”) (Nasdaq: SWIM), the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand, today announced financial results for the second quarter and six months of its fiscal year 2023 ended July 1, 2023.

Second Quarter Fiscal 2023 Highlights:

•	Net sales of $177.1 million, down 14.3% year-over-year
•	Net income of $5.7 million and representing a 3.2% net income margin, versus net income of $4.3 million in the prior year period
•	Adjusted EBITDA of $31.0 million, representing a 17.5% Adjusted EBITDA margin

Six Months Fiscal 2023 Highlights:

•	Net sales of $314.8 million, down 21.0% year-over-year
•	Net loss of $8.7 million and representing a (2.7%) net loss margin, versus net income of $1.5 million in the prior year period
•	Adjusted EBITDA of $42.0 million, representing a 13.3% Adjusted EBITDA margin

“During the second quarter, we delivered sequential improvements in net sales, gross margin, and adjusted EBITDA margin versus first quarter fiscal 2023,” said Scott Rajeski, President and Chief Executive Officer of Latham. “Our second quarter results reflect our active management of costs and alignment of production levels and inventory with demand, while still maintaining best-in-class lead times. Consumer interest in pool ownership remains strong as we saw increased website activity and leads to dealers in the second quarter.”

Mr. Rajeski continued, “Looking ahead, we will remain nimble in responding to the difficult macroeconomic environment. As the leader across our product categories, particularly fiberglass, and with a unique direct-to-homeowner and dealer strategy, we are well positioned to drive long-term growth.”

Second Quarter Fiscal 2023 Results

Net sales for the second quarter of fiscal 2023 were $177.1 million, down $29.7 million or 14.3% from second quarter of fiscal 2022. The decrease was primarily attributable to volume declines due to continued macroeconomic challenges.

Gross profit for the second quarter of fiscal 2023 was $50.2 million, down $17.4 million or 25.7% from the prior fiscal year’s second quarter. Gross margin was 28.4%, compared to 32.7% in the prior year period. The year-over-year change in gross profit and gross margin were affected by reduced sales, sell-through of higher cost inventory, the impact of inflation, and the right sizing of our inventory, partially offset by price increases and the benefits of our cost reduction actions taken in the fourth quarter of fiscal 2022 and second quarter of fiscal 2023.

Selling, general, and administrative expenses (“SG&A”) decreased to $30.2 million from $41.8 million in the second quarter of fiscal 2022, driven primarily by an $8.9 million decrease in stock-based compensation expense, lower incentive accruals, and benefits from the cost reduction actions taken in the fourth quarter of fiscal 2022 and the second quarter of fiscal 2023. SG&A as a percentage of net sales decreased to 17.1% from 20.2%. Excluding non-cash stock-based compensation expense, SG&A decreased by $2.7 million from the prior year period.

Net income was $5.7 million, or $0.05 per share compared to a net income of $4.3 million, or $0.04 per share, for the prior fiscal year’s second quarter. Net income margin was 3.2%, compared to a net income margin of 2.1% for the second quarter of fiscal 2022.

Adjusted EBITDA for the second quarter of fiscal 2023 was $31.0 million, down $17.7 million or 36.3% from the prior fiscal year’s second quarter, primarily driven by the decrease in gross profit and partially offset by the reduction in SG&A expenses. Adjusted EBITDA margin decreased to 17.5% from 23.5% for the prior year period.

Six Months Fiscal 2023 Highlights

Net sales for the six months ended July 1, 2023 were $314.8 million, down $83.6 million or 21.0%, from $398.4 million for the six months ended July 2, 2022. The decrease was primarily attributable to volume declines as the pool market returned to pre-2020 seasonality in the first quarter of fiscal 2023 and macroeconomic challenges continued.

Gross profit for the six months ended July 1, 2023, was $83.6 million, down $54.7 million or 39.5% from $138.3 million for the prior year period. Gross margin for the six months ended July 1, 2023 was 26.6%, compared to 34.7% for the prior year period. The year-over-year change in gross profit and gross margin were driven by reduced sales, sell-through of higher cost inventory, negative fixed cost leverage from year-over-year volume declines, the impact of inflation, and the right sizing of our inventory.

Selling, general, and administrative expenses decreased to $63.3 million from $87.0 million in the six months ended July 2, 2022, driven primarily by an $18.3 million decrease in non-cash stock-based compensation expense, lower incentive accruals, and benefits from the cost reduction actions taken in the fourth quarter of fiscal 2022 and second quarter of fiscal 2023. SG&A as a percent of sales decreased to 20.1% from 21.8%. Excluding non-cash stock-based compensation expense, SG&A decreased by $5.4 million from the prior year period.

Net loss was $8.7 million, or ($0.08) per share, for the six months ended July 1, 2023, as compared to a net income of $1.5 million, or $0.01 per share, in the prior year period. Net loss margin was (2.7%) for the six months ended July 1, 2023, compared to a net income margin of 0.4% for the prior year period.

Adjusted EBITDA for the six months ended July 1, 2023 was $42.0 million, down $54.6 million or 56.5% from $96.6 million for the six months ended July 2, 2022. Adjusted EBITDA margin for the six months ended July 1, 2023 decreased to 13.3% from 24.2% for the prior year period.

Balance Sheet, Cash Flow, and Liquidity

As of July 1, 2023, the Company had cash and cash equivalents of $43.1 million and $75.0 million of borrowing availability under its $75.0 million revolving credit facility, giving the Company total liquidity of $118.1 million, up 44% from the first quarter of fiscal 2023. Total debt was $312.0 million as of July 1, 2023.

Net cash provided by operating activities was $36.3 million for the six months ended July 1, 2023 versus net cash used in operating activities of $15.1 million in the prior year period, driven by strong inventory management.

Capital expenditures totaled $13.5 million in the second quarter of fiscal 2023 compared to $10.1 million in the second quarter of fiscal 2022. Capital expenditures totaled $23.4 million in the six months ended July 1, 2023 compared to $16.8 million in the prior year period. The increase in capital spending was primarily related to the Company’s fiberglass capacity expansion initiatives, most notably the Kingston, Ontario manufacturing facility project.

Fiscal 2023 Outlook

Latham has updated and adjusted its net sales, adjusted EBITDA, and capital expenditures guidance ranges for the full year fiscal 2023. The Company’s financial outlook reflects:

•	First half fiscal 2023 results
•	Current outlook for demand based on expected declines in the industry for U.S. new in-ground pool installations in 2023 vs 2022
•	Continued progress executing our strategy to drive material conversion from concrete to fiberglass swimming pools
•	Continued investment and momentum in our lead generation efforts and digital tools, positioning us well for the long-term
•	Benefits from our cost reduction, productivity, and continuous improvement initiatives
•	Disciplined capital investments with a focus on the completion of projects for the Kingston, Ontario and Seminole, Oklahoma fiberglass manufacturing facilities

	Updated Outlook		Prior Outlook
Metric	Low	High	Low	High
Net Sales	$570 million	$600 million	$565 million	$615 million
Adjusted EBITDA[1]	$90 million	$100 million	$90 million	$110 million
Capital Expenditures	$32 million	$38 million	$35 million	$40 million

1A reconciliation of Latham’s projected Adjusted EBITDA to net income (loss) for fiscal 2023 is not available due to uncertainty related to our future income tax expense.

Conference Call Details

Latham will hold a conference call to discuss its first quarter fiscal 2023 financial results today, August 8, 2023, at 9:00 AM Eastern Time.

Participants are encouraged to pre-register for the conference call by visiting https://dpregister.com/sreg/10180993/f9f0a06be0. Callers who pre-register will be sent a confirmation e-mail including a conference passcode and unique PIN to gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. To ensure you are connected for the full call, please register at least 10 minutes before the start of the call.

A live audio webcast of the conference call, along with related presentation materials, will be available online at https://ir.lathampool.com/ under “Events & Presentations”.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-833-953-2435

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5764

A replay will be available approximately two hours after the conclusion of the call on the Company’s investor relations website under “Events & Presentations” or by dialing 1-877-344-7529 or 1-412-317-0088. The conference ID for the replay is 8870251. The replay will be available through August 22, 2023.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has coast-to-coast operations consisting of approximately 2,000 employees across over 30 locations.

Non-GAAP Financial Measures

We track our non-GAAP financial measures to monitor and manage our underlying financial performance. This news release includes the presentation of Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures that exclude the impact of certain costs, losses, and gains that are required to be included in our profit and loss measures under GAAP. Although we believe these measures are useful to investors and analysts for the same reasons it is useful to management, as discussed below, these measures are neither a substitute for, nor superior to, U.S. GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. We have reconciled our historic Adjusted EBITDA to the applicable most comparable GAAP measure, net income (loss), in this news release.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to utilize as a significant performance metric in our annual management incentive bonus plan compensation, and to compare our performance against that of other companies using similar measures. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as (i) depreciation and amortization, (ii) interest expense, (iii) income tax (benefit) expense, (iv) loss (gain) on sale and disposal of property and equipment, (v) restructuring charges, (vi) stock-based compensation expense, (vii) unrealized losses (gains) on foreign currency transactions, (viii) strategic initiative costs, (ix) acquisition and integration related costs, (x) loss on extinguishment of debt, (xi) underwriting fees related to offering of common stock, (xii) Odessa fire and (xiii) other items that we do not believe are indicative of our core operating performance.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net loss as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this news release. There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted EBITDA margin in the future, and any such modification may be material. In addition, other companies, including companies in our industry, may not calculate Adjusted EBITDA and Adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and accordingly, are not necessarily comparable to similarly entitled measures of other companies, which reduces the usefulness of Adjusted EBITDA and Adjusted EBITDA margin as tools for comparison.

Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA margin:

•	do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in our working capital needs;

•	do not reflect the interest expense, or the amounts necessary to service interest or principal payments, on our outstanding debt;

•	do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;

•	do not reflect non-cash stock-based compensation, which will remain a key element of our overall compensation package; and

•	do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA and Adjusted EBITDA margin, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any costs of such replacements.

Forward-looking Statements

Certain statements in this earnings release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release other than statements of historical fact may constitute forward-looking statements, including statements regarding our future operating results and financial position, our business strategy and plans, business and market trends, our objectives for future operations, macroeconomic and geopolitical conditions, and the sufficiency of our cash balances, working capital and cash generated from operating, investing, and financing activities for our future liquidity and capital resource needs. These statements involve known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including: secular shifts in consumer demand for swimming pools and spending on outdoor living spaces; slow pace of material conversion from concrete pools to fiberglass pools in the pool industry; changes in access to consumer credit or increases in interest rates impacting consumers’ ability to finance their purchases of pools; macroeconomic conditions; our ability to sustain further growth in our business; adverse weather conditions; natural disasters, war, terrorism, public health issues or other catastrophic events; our ability to attract, develop and retain highly qualified personnel; our ability to attract dealers and distributors to purchase our products; the loss of our largest customers or suppliers; our ability to source the quantity or quality of raw materials and components, and increases in costs thereof; inflationary impacts; product quality issues, warranty claims or safety concerns; competition; failure to meet customer specifications or consumer expectations; our inability to collect accounts receivables from our customers; challenges in the implementation of our enterprise resource planning system; changes or increases in environmental, health, safety, transportation and other government regulations; the effects of climate change and the expanding legal and regulatory restrictions intended to address climate change; our ability to obtain transportation services to deliver our product and to obtain raw materials timely, and increases in transportation costs; enforcement of intellectual property rights by or against us; the risks of doing business internationally; cyber security breaches and data leaks, and our dependence on information technology systems; and other factors set forth under “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and subsequent reports we file or furnish with the SEC. New emerging risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business, financial condition, results of operations and cash flows.

Although we believe that the expectations reflected in the forward-looking statements are reasonable and our expectations based on third-party information and projections are from sources that management believes to be reputable, we cannot guarantee future results, levels of activities, performance or achievements. These forward-looking statements reflect our views with respect to future events as of the date hereof or the date specified herein, and we have based these forward-looking statements on our current expectations and projections about future events and trends. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements further do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake.

Investor Contact:
Nicole Harlowe
Edelman for Latham
latham@edelman.com

646 750 7235

Media Contact:
Joel Culp

Latham, The Pool Company
joelculp@lathampool.com

612 208 4050

Latham Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)
(unaudited)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Net sales	$177,128	$206,800	$314,847	$398,414
Cost of sales	126,895	139,193	231,244	260,153
Gross profit	50,233	67,607	83,603	138,261
Selling, general, and administrative expense	30,209	41,804	63,266	87,029
Underwriting fees related to offering of common stock	—	—	—	11,437
Amortization	6,635	7,156	13,267	14,348
Income from operations	13,389	18,647	7,070	25,447
Other expense (income):
Interest expense, net	4,486	3,164	15,290	4,929
Loss on extinguishment of debt	—	—	—	3,465
Other (income) expense, net	(1,036)	917	(826)	562
Total other expense, net	3,450	4,081	14,464	8,956
Earnings from equity method investment	660	720	697	1,262
Income (loss) before income taxes	10,599	15,286	(6,697)	17,753
Income tax expense	4,884	10,983	1,956	16,290
Net income (loss)	$5,715	$4,303	$(8,653)	$1,463
Net income (loss) per share attributable to common stockholders:
Basic	$0.05	$0.04	$(0.08)	$0.01
Diluted	$0.05	$0.04	$(0.08)	$0.01
Weighted-average common shares outstanding – basic and diluted
Basic	112,248,822	113,692,160	112,175,510	113,695,354
Diluted	112,692,543	115,384,273	112,175,510	115,698,368

Latham Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data) (unaudited)

	July 1,	December 31,
	2023	2023
Assets
Current assets:
Cash	$43,116	$32,626
Trade receivables, net	81,797	48,847
Inventories, net	126,518	165,220
Income tax receivable	3,725	2,316
Prepaid expenses and other current assets	6,908	5,998
Total current assets	262,064	255,007
Property and equipment, net	111,137	98,184
Equity method investment	25,792	25,095
Deferred tax assets	6,602	7,762
Operating lease right-of-use assets	33,462	38,308
Goodwill	131,168	131,383
Intangible assets, net	295,656	309,215
Other assets	5,260	4,729
Total assets	$871,141	$869,683
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$34,491	$25,449
Accounts payable – related party	333	358
Current maturities of long-term debt	3,250	3,250
Current operating lease liabilities	6,894	6,923
Accrued expenses and other current liabilities	42,875	50,885
Total current liabilities	87,843	86,865
Long-term debt, net of discount, debt issuance costs, and current portion	308,791	309,631
Deferred income tax liabilities, net	50,181	50,181
Liability for uncertain tax positions	7,374	7,123
Non-current operating lease liabilities	27,526	32,391
Other long-term liabilities	3,229	702
Total liabilities	484,944	486,893
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized as of both July 1, 2023 and December 31, 2022; no shares issued and outstanding as of both July 1, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value; 900,000,000 shares authorized as of July 1, 2023 and December 31, 2022; 114,734,756 and 114,667,975 shares issued and outstanding, as of July 1, 2023 and December 31, 2022, respectively	11	11
Additional paid-in capital	453,413	440,880
Accumulated deficit	(63,221)	(54,568)
Accumulated other comprehensive loss	(4,006)	(3,533)
Total stockholders’ equity	386,197	382,790
Total liabilities and stockholders’ equity	$871,141	$869,683

Latham Group, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	July 1,	July 2,
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(8,653)	$1,463
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	19,284	19,274
Amortization of deferred financing costs and debt discount	860	709
Non-cash lease expense	3,738	3,731
Change in fair value of interest rate swaps	2,930	(3,889)
Stock-based compensation expense	12,533	33,354
Underwriting fees related to offering of common stock	—	11,437
Loss on extinguishment of debt	—	3,465
Bad debt expense	4,390	1,191
Other non-cash, net	1,166	1,615
Earnings from equity method investment	(697)	(1,262)
Changes in operating assets and liabilities:
Trade receivables	(37,276)	(45,696)
Inventories	38,902	(53,182)
Prepaid expenses and other current assets	(916)	759
Income tax receivable	(1,409)	(1,349)
Other assets	(392)	(375)
Accounts payable	8,935	15,865
Accrued expenses and other current liabilities	(6,882)	(2,428)
Other long-term liabilities	(224)	232
Net cash provided by (used in) operating activities	36,289	(15,086)
Cash flows from investing activities:
Purchases of property and equipment	(23,365)	(16,750)
Proceeds from the sale of property and equipment	—	23
Acquisitions of businesses, net of cash acquired	—	(384)
Net cash used in investing activities	(23,365)	(17,111)
Cash flows from financing activities:
Proceeds from long-term debt borrowings	—	320,125
Payments on long-term debt borrowings	(1,625)	(284,822)
Proceeds from borrowings on revolving credit facilities	48,000	25,000
Payments on revolving credit facility	(48,000)	(25,000)
Deferred financing fees paid	—	(6,865)
Proceeds from the issuance of common stock	—	257,663
Repayments of finance lease obligations	(259)	—
Repurchases and retirements of common stock	—	(272,663)
Net cash (used in) provided by financing activities	(1,884)	13,438
Effect of exchange rate changes on cash	(550)	27
Net increase (decrease) in cash	10,490	(18,732)
Cash at beginning of period	32,626	43,952
Cash at end of period	$43,116	$25,220
Supplemental cash flow information:
Cash paid for interest	$11,247	$5,080
Income taxes paid, net	1,206	13,353
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$1,111	$990
Capitalized internal-use software included in accounts payable – related party	325	900
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	4,108	39,501

Latham Group, Inc.

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

(Non-GAAP Reconciliation)

(in thousands)

	Fiscal Quarter Ended		Two Fiscal Quarters Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Net income (loss)	$5,715	$4,303	$(8,653)	$1,463
Depreciation and amortization	10,026	9,780	19,284	19,274
Interest expense, net	4,486	3,164	15,290	4,929
Income tax expense	4,884	10,983	1,956	16,290
Loss on sale and disposal of property and equipment	5	124	13	124
Restructuring charges(a)	278	106	797	119
Stock-based compensation expense(b)	5,764	16,429	12,533	33,354
Unrealized (gains) losses on foreign currency transactions(c)	(1,198)	1,718	(468)	1,714
Strategic initiative costs(d)	935	669	2,002	2,487
Acquisition and integration related costs(e)	—	—	11	257
Loss on extinguishment of debt(f)	—	—	—	3,465
Underwriting fees related to offering of common stock(g)	—	—	—	11,437
Odessa fire(h)	93	1,523	(771)	1,523
Other(i)	11	(146)	38	179
Adjusted EBITDA	$30,999	$48,653	$42,032	$96,615
Net sales	$177,128	$206,800	$314,847	$398,414
Net income (loss) margin	3.2%	2.1%	(2.7)%	0.4%
Adjusted EBITDA margin	17.5%	23.5%	13.3%	24.2%

(a) Represents costs related to a cost reduction plan announced in 2022 to optimize production and shift schedules, implement a workforce reduction, and to shut down our Bossier City, Louisiana facility. Also includes severance and other costs for our executive management changes and additional costs related to our 2023 cost reduction plan which includes further actions to reduce our manufacturing overhead by reducing headcount, and restricting discretionary spend.

(b) Represents non-cash stock-based compensation expense.

(c) Represents unrealized foreign currency transaction (gains) losses associated with our international subsidiaries.

(d) Represents fees paid to external consultants for our strategic initiatives.

(e) Represents acquisition and integration costs primarily related to the acquisition of Radiant, the equity investment in Premier Pools & Spas, as well as other costs related to potential transactions.

(f) Represents the loss on extinguishment of debt in connection with our debt refinancing on February 23, 2022.

(g) Represents underwriting fees related to our offering of common stock that was completed in January 2022.

(h) Represents costs incurred and insurance recoveries in excess of costs incurred for the period related to a production facility fire in Odessa, Texas.

(i) Other costs consist of other discrete items as determined by management, primarily including (i) fees paid to external advisors for various matters, (ii) non-cash adjustments to record the step-up in the fair value of inventory related to the acquisition of Radiant, which was amortized through cost of sales in the condensed consolidated statements of operations, and (iii) other items.